SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON D.C.  20549

                                  FORM 8-K/A


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):  August 16, 2001


                           First Health Group Corp.
            (Exact name of registrant as specified in its charter)


           Delaware                0-15846               36-3307583
 (State of Incorporation)        (Commission            (IRS Employer
                                 File Number)        Identification No.)


 3200 Highland Avenue, Downers Grove, IL                     60515
 (Address of principal executive offices)                  (Zip Code)


                                (630) 737-7900
             (Registrant's telephone number including area code)

 First Health Group Corp. (the "Company") hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated August 16, 2001 as follows:


 Item 7.   Financial Statements and Exhibits

   (a)  Financial Statements of Businesses Acquired

       CCN Managed Care, Inc. and Affiliates audited combined balance sheets as of December 31, 2000 and 1999, and the related combined statements of operations, stockholders' equity and of cash flows for the years then ended and related notes and report of independent auditors.

       CCN Managed Care, Inc. and Affiliates unaudited combined balance sheet as of June 30, 2001, the unaudited combined statements of operations and of cash flows for the six month periods ended June 30, 2001 and 2000 and related notes.

   (b) Pro Forma Financial Information

   Unaudited pro forma consolidated balance sheet of the Company as of June 30, 2001 and unaudited pro forma consolidated statements of operations for the year ended December 31, 2000 and the six month period ended June 30, 2001.

   (c) Exhibits

   Exhibit 23: Consent of independent auditors - Ernst & Young LLP

                                  SIGNATURES


 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               First Health Group Corp. (Registrant)


 October 29, 2001              /s/ Joseph E. Whitters
                               ---------------------------
                               Vice President, Finance and
                               Chief Financial Officer

 Item 7(a): Financial statements of businesses acquired

 The audited combined balance sheets of CCN Managed Care, Inc. and Affiliates as of December 31, 2000 and 1999 and the related combined statements of operations, stockholder's equity and of cash flows for the years then ended and the related notes and report of independent auditors, along with the unaudited combined balance sheet of CCN Managed Care, Inc. and Affiliates as of June 30, 2001, the unaudited combined statements of operations and of cash flows for the six month periods ended June 30, 2001 and 2000 and related notes, are all included herein.

                        Report of Independent Auditors


 The Board of Directors
 CCN Managed Care, Inc. and Affiliates

 We have audited the accompanying combined balance sheets of CCN Managed Care, Inc. and Affiliates as of December 31, 2000 and 1999, and the related combined statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of CCN Managed Care, Inc. and Affiliates at December 31, 2000 and 1999, and the combined results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.



 Ernst & Young LLP
 May 18, 2001,
 except for Note 12, as to which the date is June 13, 2001


                    CCN Managed Care, Inc. and Affiliates

                           Combined Balance Sheets



                                                           December 31,
                                                        2000          1999
                                                    -------------------------
 Assets
 Current assets:
  Cash and equivalents                             $  2,931,295  $  2,189,942
  Accounts receivable, net of allowance for
   doubtful accounts of $13,526,000 and
   $29,075,000, respectively                         20,661,440    23,386,105
  Prepaid expenses and other                          1,140,826     1,413,001
  Due from HCA                                           36,061             -
                                                    -------------------------
 Total current assets                                24,769,622    26,989,048

 Property and equipment, net                         18,092,919    28,444,471
 Goodwill, net                                       99,311,589   106,211,884
 Other                                                  474,021       539,278
                                                    -------------------------
 Total assets                                      $142,648,151  $162,184,681
                                                    =========================

 Liabilities and stockholder's equity
 Current liabilities:
  Accounts payable and accrued liabilities         $ 16,891,833  $ 19,639,833
  Deferred revenue                                      350,836       356,115
  Due to HCA                                                  -    11,357,648
                                                    -------------------------
 Total current liabilities                           17,242,669    31,353,596

 Deferred rent                                          605,408       845,062

 Commitments and contingencies (Note 8)

 Stockholder's equity:
  Common stock, non-voting, $0.0001 par value;
   9,217,500 shares authorized; 8,017,500 shares
   issued and outstanding at December 31, 2000 and
   1999                                                     802           802
  Additional paid-in capital                        154,139,519   154,139,519
  Accumulated deficit                               (29,340,247)  (24,154,298)
                                                    -------------------------
 Total stockholder's equity                         124,800,074   129,986,023
                                                    -------------------------
 Total liabilities and stockholder's equity        $142,648,151  $162,184,681
                                                    =========================

 See accompanying notes.

                    CCN Managed Care, Inc. and Affiliates

                      Combined Statements of Operations


                                                     Years ended December 31,
                                                        2000          1999
                                                    -------------------------
 Net revenues                                      $124,793,841  $131,019,258

 Cost and expenses:
  Cost of services                                   90,245,736   101,132,231
  Selling and marketing                              15,691,623    21,514,895
  General and administrative                         16,088,807    15,353,629
  Depreciation and amortization                      17,016,624    16,983,271
                                                    -------------------------
 Total cost and expenses                            139,042,790   154,984,026
                                                    -------------------------
 Loss from operations                               (14,248,949)  (23,964,768)
 Provision for income tax benefit                    (9,063,000)   (4,881,000)
                                                    -------------------------
 Net loss                                          $ (5,185,949) $(19,083,768)
                                                    =========================

 Net loss per share, basic and diluted             $      (0.65) $      (2.38)
                                                    =========================

 Shares used in computing net loss per share,
   basic and diluted                                  8,017,500     8,017,500
                                                    =========================

 See accompanying notes.

                    CCN Managed Care, Inc. and Affiliates

                 Combined Statements of Stockholder's Equity



                                    Common Stock      Additional                    Total
                                 -----------------     Paid-in      Accumulated  Stockholder's
                                   Shares   Amount     Capital        Deficit       Equity
                                 -------------------------------------------------------------
 Balance at January 1, 1999      8,017,500   $802   $ 154,139,519  $ (5,070,530)  $149,069,791
  Net loss                             -        -               -   (19,083,768)   (19,083,768)
                                 -------------------------------------------------------------
 Balance at December 31, 1999    8,017,500    802     154,139,519   (24,154,298)   129,986,023
  Net loss                             -        -               -    (5,185,949)    (5,185,949)
                                 -------------------------------------------------------------
 Balance at December 31, 2000    8,017,500   $802   $ 154,139,519  $(29,340,247)  $124,800,074
                                 =============================================================


     See accompanying notes.

                    CCN Managed Care, Inc. and Affiliates

                      Combined Statements of Cash Flows



                                                     Years ended December 31,
                                                         2000          1999
                                                     -------------------------
 Operating activities
 Net loss                                           $ (5,185,949) $(19,083,768)
 Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
   Depreciation and amortization                      17,016,624    16,983,271
   Loss on disposal of property and equipment            932,577             -
   Income tax benefit realized by HCA                 (9,063,000)   (4,881,000)
   Deferred rent                                        (239,654)     (147,304)
   Changes in assets and liabilities:
    Accounts receivable                                2,724,665     2,947,188
    Prepaid expenses and other current assets            272,175        72,574
    Other assets                                          65,257       179,909
    Accounts payable and accrued liabilities          (2,753,279)      551,144
                                                     -------------------------
 Net cash provided by (used in) operating activities   3,769,416    (3,377,986)

 Investing activities
 Net purchases of property and equipment                (697,354)  (15,853,135)
 Purchase of SequaCare net assets                              -      (200,000)
                                                     -------------------------
 Net cash used in investing activities                  (697,354)  (16,053,135)

 Financing activities
 Net cash transferred (to) from HCA                   (2,330,709)   21,018,437
                                                     -------------------------
 Net cash (used in) provided by financing activities  (2,330,709)   21,018,437
                                                     -------------------------
 Net increase in cash and equivalents                    741,353     1,587,316

 Cash and equivalents at beginning of year             2,189,942       602,626
                                                     -------------------------
 Cash and equivalents at end of year                $  2,931,295    $2,189,942
                                                     =========================

 See accompanying notes.


                    CCN Managed Care, Inc. and Affiliates

 1. Organization and Basis of Presentation

 The accompanying financial statements combine the accounts of CCN Managed Care, Inc. ("CCN Managed Care"), Preferred Works, Inc. ("Preferred Works"), certain other wholly-owned subsidiaries of HCA - The Healthcare Company ("HCA") operating under the name OneSource, and CCN Managed Care's single subsidiary, SequaCare, Inc. ("SequaCare") (collectively, the "Company"). HCA has merged the operations of CCN Managed Care, Preferred Works, and all but one of the OneSource entities for the purpose of realizing operational synergies. CCN Managed Care is currently in the process of legally merging the remaining OneSource entity, PPO Alliance, into CCN Managed Care. The accounts of CCN Managed Care and the wholly-owned subsidiaries of HCA have been combined because they are under common control. All significant intercompany transactions have been eliminated.

 The Company provides group health, workers' compensation and auto managed care services for insurance carriers, third-party administrators and self-insured employers. The Company provides cost savings on workers'
 compensation claims to healthcare purchasers whose claimants use the preferred healthcare providers with which it contracts. The Company receives a service fee for each workers' compensation claim processed through its system based on a contracted percentage of cost savings. The Company also provides group health and dental cost savings to healthcare purchasers whose beneficiaries use the preferred healthcare providers with which it contracts. The Company receives monthly service fees from the purchasers based on the number of covered enrollees or a contracted percentage of cost savings. The Company also provides utilization management services to both its workers' compensation and group health customers. The Company, through its Preferred Works division, provides claims administration for state disability plans, short-term disability, long-term disability and integrated disability management programs.


 2.  Summary of Significant Accounting Policies

 Net Revenues

 The Company receives revenue for preferred provider organization ("PPO") services, claims administration services, fee schedule services, clinical cost management and other services on a predetermined contractual basis. Revenues on a percentage of savings basis for PPO services are recognized based upon customer claims processed. The Company records revenue based upon a fixed fee per covered participant, which varies depending upon services performed. The Company records revenue when services are rendered to its customers and collectibility is reasonably assured.

 Gross revenues are recognized on the basis of contractual rates for services performed. Adjustments to revenue are recorded for non-compensable claims from customers, rate discrepancies, and for retroactive adjustments for enrollee additions and terminations for services billed on a fixed fee per covered participant basis. Net revenues represent the difference between gross revenues and revenue adjustments.

 The Company has received payments in advance from certain customers for network access, PPO bill review services and third-party claims administration services. The Company records such payments as deferred revenue until the services have been performed.

 New Accounting Pronouncements

 In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 is effective on January 1, 2001. The adoption of this statement is not expected to have a significant effect on the financial position or results of operations of the Company.

 Cash and Equivalents

 The Company considers all highly liquid investments with a remaining maturity of less than three months when purchased to be cash equivalents. Cash equivalents are recorded at cost, which approximates market value.

 Accounts Receivable

 The Company  had  revenue  from  CNA  Insurance  Co.,  which  accounted  for approximately  9%  and  12%  of  total  net  revenues  for  the  year  ended
 December 31, 2000 and 1999, respectively. Management believes that there are no credit risks associated with receivables from this customer. Management continually monitors and adjusts allowances associated with receivables to assure they are appropriately stated.

 Property and Equipment

 Property and equipment are stated on the basis of cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method. The costs of normal maintenance, repairs and minor replacements are charged to expense when incurred. Leasehold improvements are amortized over the shorter of the estimated useful life or the term of the lease.

 Goodwill

 Goodwill consists of costs in excess of the net assets of businesses acquired and is amortized on a straight-line basis over a period of 25 years. The majority of goodwill consists of the excess purchase price over the fair value of net assets acquired of CCN Managed Care through the acquisition of Value Health, Inc. by HCA in 1997 (see Note 4).

 Impairment of Long-Lived Assets

 In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company records impairment losses on long-lived assets used in operations, including goodwill, when events, circumstances and operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired. The Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition to determine impairment. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value is estimated based upon internal evaluations that include quantitative analyses of net revenue and cash flows and market responses based upon discussions with and offers received from potential buyers. The market responses are usually considered to provide the most reliable estimates of fair value (see Note 4).

 Due from/to HCA

 Intercompany balances represent the net excess of funds transferred to or paid on behalf of the Company over funds transferred to the centralized cash management account of HCA. Generally, this balance is increased by cash transfers to the Company, certain fees and taxes paid by HCA on behalf of the Company, and services provided by HCA, including information systems services and other operating expenses. Generally, the balance is decreased by daily cash deposits by the Company to the centralized account and tax benefits utilized by HCA.

 Stock-Based Compensation

 The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock benefit plans. Under APB 25, because the exercise price of the Company's employee stock options is not less than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

 Earnings per Share

 The Company accounts for earnings per share in accordance with the provisions of SFAS No. 128, Earnings per Share. Under the standards established by SFAS No. 128, earnings per share is measured at two levels:
 Basic and diluted earnings per share. Basic earnings per share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net loss by the weighted average number of common shares after considering the additional dilution related to preferred stock, options, and warrants if applicable. Under the provisions of SFAS No. 128, diluted earnings per share for the year ended December 31, 2000 and 1999 is the same as basic earnings per share as the dilution related to the conversion of options would have been anti-dilutive.

 Fair Value of Financial Instruments

 The fair value of the Company's cash and equivalents, accounts receivable and accounts payable approximates their carrying value at December 31, 2000 and 1999 due to the relatively short maturity of these items.

 Concentration of Credit Risk

 A substantial portion of the Company's cash is deposited in one bank. The Company monitors the bank's financial status and does not believe the deposits are subject to a significant degree of risk. To date, the Company has not experienced any losses on its cash and equivalents.

 Income Taxes

 HCA files consolidated federal and state income tax returns which include all of its eligible subsidiaries, including the Company. The provision for income tax benefit in the combined statement of operations has been computed on a separate return basis.

 Comprehensive Income

 SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income is reported net of their related tax effect to arrive at comprehensive income. The Company did not have any components of other comprehensive income for the year ended December 31, 2000 and 1999.

 Segment Reporting

 The Company has determined that it operates in only one segment as defined by SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information.

 Use of Estimates in the Preparation of Financial Statements

 The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassification

 Certain  amounts  in   the  prior  year   financial  statements  have   been
 reclassified to conform with current year presentation.

 3.  Property and Equipment

 Property and equipment consists of the following:

                                                December 31,
                                           2000             1999
                                        ---------------------------
   Hardware and software               $17,872,947      $18,560,414
   Office equipment                     12,182,836       14,432,518
   Furniture and fixtures                3,667,362        4,607,590
   Leasehold improvements                2,098,458        2,270,735
                                        ---------------------------
                                        35,821,603       39,871,257
   Less amortization and
     accumulated depreciation          (17,728,684)     (11,426,786)
                                        ---------------------------
                                       $18,092,919      $28,444,471
                                        ===========================

 4.  Goodwill

 Goodwill consists of the following:

                                                December 31,
                                            2000            1999
                                        ---------------------------
      CCN Managed Care                 $103,682,869    $103,682,869
      Preferred Works                     2,639,000       4,839,000
      OneSource entities                  9,919,572       9,919,572
      SequaCare                             194,371         194,371
                                        ---------------------------
                                        116,435,812     118,635,812
      Less amortization                 (17,124,223)    (12,423,928)
                                        ---------------------------
                                       $ 99,311,589    $106,211,884
                                        ===========================

 In June 1994, Value Health, Inc. purchased all of the outstanding common stock of Community Care Network, Inc. (now CCN Managed Care) from its existing shareholders. On August 6, 1997, a merger between HCA and Value Health, Inc. was completed for a total purchase price of approximately $1.4 billion. On August 27, 1997, HCA announced its plans to divest all of the acquired business units in the Value Health merger, except for Community Care Network, Inc. and Preferred Works. The Value Health merger was recorded as a purchase and, accordingly, the aggregate price was allocated to the underlying assets and liabilities based upon their respective fair values at the date of the merger. The excess cost over fair value has been recorded as goodwill.

 Goodwill related to the OneSource entities is the result of acquisitions made by HCA and accounted for as purchase transactions.

 In February 1999, the Company acquired all of the outstanding stock of SequaCare, Inc., an Idaho-based PPO for $200,000 in cash. The transaction has been recorded as a purchase and, accordingly, the aggregate price has been allocated to the underlying assets and liabilities based upon their respective fair values at the date of acquisition. The excess cost over fair value of approximately $194,000 has been recorded as goodwill.

 In 1999, the Company conducted a market valuation study of Preferred Works, and as a result, wrote-off goodwill of $3,000,000. In 2000, the Company decided to exit the workers' compensation claims administration business of Preferred Works, and wrote-off additional related goodwill of $2,200,000. The write-off of goodwill in 1999 and 2000 has been included in depreciation and amortization in the combined statements of operations.

 Based on the determination to discontinue the workers' compensation product of Preferred Works in 2000, the Company recorded a restructuring charge of $1.4 million. As part of the discontinuance of this product, the Company anticipates terminating approximately 42 employees associated with Preferred Works. The accrued restructuring liability at December 31, 2000 consists of the following:

    Exit costs of operations                   $  650,000
    Employee severance                            589,000
    Minimum commitments for leased facilities      70,000
    Other loss contingencies                      107,000
                                                ---------
    Accrued restructuring costs                $1,416,000
                                                =========


 5.  Accounts Payable and Accrued Liabilities

 Accounts payable and accrued liabilities consist of the following:

                                                December 31,
                                            2000            1999
                                        ---------------------------
     Accounts payable                   $ 5,940,381    $  7,408,799
     Accrued payroll and employee
       benefits                           8,691,809       9,973,733
     Accrued other expenses                 737,757       1,084,033
     Accrued network access fees          1,271,886         934,517
     Accrued property taxes                 250,000         238,751
                                        ---------------------------
                                       $ 16,891,833    $ 19,639,833
                                        ===========================

 6.  Stock Benefit Plans

 HCA 1992 Stock and Incentive Plan

 The Company's employees participate in the HCA 1992 Stock and Incentive Plan (the "1992 Plan"). Under the 1992 Plan, stock options are granted at no less than the market price on the date of grant. Options are exercisable in whole or in part beginning two to five years after the grant and ending 10 years after the grant. The number of options granted to the Company's employees under HCA's option plan during 2000 was 83,000. The number of exercisable options as of December 31, 2000 was 75,040. The weighted average remaining contractual life of the options outstanding at December 31, 2000 was approximately 7.8 years. The weighted average fair value for options granted during 2000 was $8.97.

 Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock plans under the fair-value method of that statement. The fair value was estimated at the date of grant using the Black-Scholes method with the following weighted average assumptions for 2000: risk-free interest rate 4.9%; expected volatility of 0.39; dividend yield of 0.25%; and a weighted average life of 6 years.

 Information regarding the 1992 Plan for 2000 is summarized below:

                                                                 Weighted
                                                                 Average
                                                    Exercise     Exercise
                                      Shares         Price        Price
                                     ------------------------------------
 Outstanding at December 31, 1998    134,546    $25.17 - $37.92    $29.24
   Granted                           131,840    $17.12 - $20.92    $17.63
                                     ------------------------------------
 Outstanding at December 31, 1999    266,386    $17.12 - $37.92    $23.35
   Granted                            83,000         $20.00        $20.00
   Exercised                         (28,943)   $17.12 - $37.92    $22.90
   Cancelled                         (19,041)   $17.12 - $37.92    $19.95
                                     ------------------------------------
 Outstanding at December 31, 2000    301,402    $17.12 - $37.92    $22.69
                                     ====================================


 The Company's employees also participate in HCA's employee stock purchase plan, which provides an opportunity to purchase shares of HCA's common stock at a discount (through payroll deductions over six month intervals) to substantially all employees.

 CCN 1999 Equity Participation Plan

 The Company granted stock options under its 1999 Equity Participation Plan (the "CCN Plan") to certain executives to purchase common stock at a price of $25.19 per share, which approximated fair value at the grant date. The CCN Plan provides for granting of non-qualified stock options which typically vest over four years. The CCN Plan authorizes 890,000 shares of the Company's common stock for issuance. In 2000, no options were granted, and 480,000 remained outstanding at December 31, 2000.

 If the Company had measured compensation cost for stock options granted to employees under the 1992 Plan and the CCN Plan under the fair value based method prescribed by SFAS No. 123, the Company's net loss and net loss per share for the years ended December 31, 2000 and 1999 would have been changed to the pro forma amounts set forth below:

                                           2000         1999
                                        -----------------------
           Net loss:
             As reported               $ 5,185,949  $19,083,768
             Pro forma                 $ 6,055,443  $19,981,668
           Net loss per share, basic
             and diluted:
             As reported               $     (0.65) $     (2.38)
             Pro forma                 $     (0.76) $     (2.49)


 Option valuation models require the input of highly subjective assumptions including the expected option life. Because changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

 7.  Income Taxes

 CCN Managed Care, Inc. and Affiliates are wholly-owned subsidiaries of HCA. For federal and state income tax purposes, the Company is included in the consolidated tax returns of HCA. The notes to the combined financial statements are stated as if the Company was a separate taxpayer, which is required under SFAS No. 109, Accounting For Income Taxes.

 The components of the provision for income tax benefit of $9,063,000 in 2000 and $4,881,000 in 1999 consist solely of current federal income taxes.

 The total income tax benefit for the years ended December 31 were different from the amount computed using the nominal federal income tax rate of 35% for the following reasons:

                                            2000             1999
                                       -----------------------------
    Tax benefit at nominal rate       $  (4,987,000)     $(8,388,000)
    Amortization of goodwill                633,000          630,000
    Change in valuation allowance        (6,240,000)       3,414,000
    Other                                 1,531,000         (537,000)
                                       -----------------------------
    Provision for income tax benefit  $  (9,063,000)     $(4,881,000)
                                       =============================

 Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes arising from different amortization periods for goodwill and deductions for financial reporting purposes which are not currently deductible for tax purposes.

 Significant components of the Company's deferred tax assets as of December 31 are shown below. At December 31, 2000, the Company had state tax net operating loss carryforwards of approximately $532,000, which will begin expiring in 2002 unless previously utilized. A valuation allowance of $211,000 and $6,451,000 has been established at December 31, 2000 and 1999, respectively, to offset the net deferred tax assets as realization is uncertain.
                                                           December 31,
                                                       2000           1999
                                                    -------------------------
    Current deferred tax assets:
      Provision for doubtful accounts              $ 5,261,000    $11,847,000
      Accrued liabilities                            1,722,000      1,928,000
                                                    -------------------------
    Total current deferred tax assets                6,983,000     13,775,000

    Noncurrent deferred tax assets (liabilities):
      State net operating loss carryforwards           532,000        401,000
      Depreciation and amortization                 (7,304,000)    (7,725,000)
                                                    -------------------------
    Total noncurrent deferred tax liabilities, net  (6,772,000)    (7,324,000)
                                                    -------------------------

    Net deferred tax assets                            211,000      6,451,000
    Valuation allowance for deferred tax assets       (211,000)    (6,451,000)
                                                    -------------------------
    Total deferred tax assets                      $         -    $         -
                                                    =========================


 8.  Commitments and Contingencies

 Litigation

 The Company is subject to various claims arising in the ordinary course of business and is party to various legal proceedings which constitute litigation incidental to the business of the Company. It is management's opinion that the ultimate resolution of pending claims and legal proceedings will not have a material adverse effect on the Company's combined results of operations or financial position.

 Leases

 The Company leases its facilities and various office equipment under operating leases through 2003. Rent expense for 2000 and 1999 was approximately $6,822,000 and $7,144,000, respectively. Aggregate future minimum payments under noncancelable operating leases are estimated as follows:

    Year ending December 31,
    ------------------------
    2001                                    $ 7,750,000
    2002                                      4,671,000
    2003                                      3,313,000
    2004                                        531,000
                                             ----------
                                            $16,265,000
                                             ==========

 The Company's corporate office lease provides for rent increases over the term of the lease. In accordance with SAFS No. 13, Accounting for Leases, the lease payments are charged to expense on a straight-line basis over the lease term. At December 31, 2000 and 1999, the Company has recorded a liability of approximately $605,000 and $845,000, respectively, to reflect the excess lease expense recorded over actual payments made.

 Investigations and Agreements to Settle Certain Government Claims

 HCA  and  its  affiliates  continue  to  be  the  subject  of   governmental
 investigations into and litigation relating to their business practices. Additionally, HCA is a defendant in several qui tam actions brought by private parties on behalf of the United States of America, some of which have been unsealed and served on HCA. HCA is aware of additional qui tam actions that remain under seal. There could also be other sealed qui tam cases of which it is unaware.

 On December 14, 2000, HCA announced that it had entered into a Plea Agreement with the Criminal Division of the Department of Justice and various U.S. Attorney's Offices (the "Plea Agreement") and a Civil and
 Administrative Settlement Agreement with the Civil Division of the Department of Justice (the "Civil Agreement"). The agreements resolve all Federal criminal issues outstanding against HCA and, subject to court approval, certain issues involving Federal civil claims by or on behalf of the government against HCA relating to DRG coding, outpatient laboratory billing and home health issues. HCA also entered into a Corporate Integrity Agreement (the "CIA") with the Office of Inspector General of the Department of Health and Human Services.

 HCA remains the subject of a formal order of investigation by the Securities and Exchange Commission. HCA understands that the investigation includes the anti-fraud, insider trading, periodic reporting and internal accounting control provisions of the Federal securities laws.

 HCA continues to cooperate in the governmental investigations. Given the scope of the ongoing investigations and litigation, HCA expects other investigative and prosecutorial activity to occur in these and other jurisdictions in the future.

 While the management of HCA remains unable to predict the outcome of any of the ongoing investigations and litigation or the initiation of any additional investigations or litigation, were HCA to be found in violation of Federal or state laws relating to Medicare, Medicaid or similar programs or breach of the CIA, HCA could be subject to substantial monetary fines, civil and criminal penalties and/or exclusion from participation in the Medicare and Medicaid programs. Any such sanctions or losses could have a material adverse effect on HCA's financial position, results of operations and liquidity.

 9.  Related Party Transactions

 The Company provides workers' compensation and group health services to the employees of HCA and its subsidiaries and receives fair value for such services. During 2000 and 1999, the Company recognized revenue of approximately $3,228,000 and $3,476,000, respectively, for these services.

 The Company contracts with approximately 280 HCA facilities as part of its national preferred provider network. Termination of these facilities could significantly impact the Company's operations.

 10.  Retirement Plan

 The Company offers to its employees the CCN 401(k) Plan and Trust (the "401(k) Plan"), which is a voluntary savings plan for all eligible employees, which is intended to qualify under Section 401(k) of the Internal Revenue Code. Each eligible employee may elect to contribute to the 401(k) Plan, through payroll deductions, up to 15% of base salary, subject to statutory limitations. The Company contributes up to a maximum of 4% of an employee's total cash compensation, subject to certain limitations. The Company contributed approximately $750,000 and $972,000 on behalf of 401(k) Plan participants during 2000 and 1999, respectively.

 11.  Acquisition of CCN Managed Care, Inc. and Affiliates

 On May 18, 2001, HCA signed a definitive agreement with First Health Group Corporation ("First Health") to sell the stock of the Company for approximately $195 million in cash plus a working capital adjustment to be determined at closing of the sale. First Health and the Company have commenced the due diligence process and expect to have the sale finalized in August 2001.

 12. Subsequent Event

 On June 13, 2001, the Company obtained a complete analysis from legal counsel of a potential sales and use tax liability for certain of its entities. The Company is currently determining the amount of liability that exists, if any, for sales and use taxes. Management does not believe that the liability for sales and use taxes, if any, will be material to the combined financial statements of the Company.


                    CCN Managed Care, Inc. and Affiliates
                          Combined Balance Sheet

                                                         Unaudited
                                                         June 30,
                                                           2001
                                                      -------------
        Assets
        Current assets:
        Cash and equivalents                         $            -
        Accounts receivable (net of allowance for        17,359,371
          doubtful accounts of $14,449,000)
        Prepaid expenses and other                        1,148,547
        Deferred taxes                                    7,419,083
        Due from HCA                                     14,067,379
                                                      -------------
           Total current assets                          39,994,380

        Property and equipment, net                      13,402,665
        Goodwill, net                                    97,001,289
        Other                                               519,600
                                                      -------------
        Total assets                                 $  150,917,934
                                                      =============

        Liabilities and stockholder's equity
        Current Liabilities:
        Accounts payable and accrued liabilities     $   15,745,857
        Deferred revenue                                     89,536
                                                      -------------
           Total current liabilities                     15,835,393

        Deferred rent                                       491,894
        Deferred taxes                                    9,411,495

        Commitments and contingencies                             -

        Stockholder's equity:
        Common stock, non-voting, $0.0001 par value;            802
           9,217,500 shares authorized; 8,017,500
           shares issued and outstanding
        Additional paid-in capital                      154,139,519
        Accumulated deficit                             (28,961,169)
                                                      -------------
           Total stockholder's equity                   125,179,152
                                                      -------------
        Total liabilities and stockholder's equity   $  150,917,934
                                                      =============

        See notes to combined financial statements


                   CCN Managed Care, Inc. and Affiliates
                     Combined Statements of Operations


                                                          Unaudited
                                                  Six Months Ended June 30,
                                                     2001            2000
                                               -------------   -------------
 Net revenues                                 $   62,352,528  $   63,731,637

 Cost and expenses:
    Cost of services                              40,757,531      44,622,291
    Selling and marketing                          6,538,026       8,829,361
    General and administrative                     7,412,346      10,115,448
    Depreciation                                   4,697,219       4,758,443
    Amortization                                   2,310,300       2,359,343
                                               -------------   -------------
 Total cost and expenses                          61,715,422      70,684,886
                                               -------------   -------------
 Income (loss) from operations                       637,106      (6,953,249)
 Income tax expense (benefit)                        258,028      (2,816,066)
                                               -------------   -------------
 Net income (loss)                            $      379,078  $   (4,137,183)
                                               =============   =============

 Basic and diluted income (loss) per share    $         0.05  $        (0.52)
                                               =============   =============
 Average basic and diluted shares outstanding      8,017,500       8,017,500
                                               =============   =============

 See notes to combined financial statements


                    CCN Managed Care, Inc. and Affiliates
                      Combined Statements of Cash Flows

                                                              Unaudited
                                                      Six Months Ended June 30,
                                                          2001          2000
                                                      -----------   -----------
 Operating Activities
 Net income (loss)                                   $    379,078  $ (4,137,183)
 Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
      Depreciation and amortization                     7,007,519     7,117,786
      Loss on disposal of property and equipment           29,930             -
      Income taxes realized by HCA                        258,028    (2,816,066)
      Deferred rent                                      (113,514)     (113,514)
      Changes in assets and liabilities:
         Accounts receivable                            3,302,069    (1,733,801)
         Prepaid expenses and other current assets         (7,721)      344,031
         Other assets                                     (45,579)       53,536
         Accounts payable and accrued liabilities      (1,407,276)      668,348
                                                      -----------   -----------
 Net cash provided by (used in) operating activities    9,402,534      (616,863)
                                                      -----------   -----------

 Investing Activities
 Net purchases of property and equipment                  (36,895)     (349,216)
                                                      -----------   -----------
 Net cash used in investing activities                    (36,895)     (349,216)
                                                      -----------   -----------

 Financing Activities
 Net cash transferred (to) from HCA                   (12,296,934)       90,936
                                                      -----------   -----------
 Net cash provided by (used in) financing activities  (12,296,934)       90,936
                                                      -----------   -----------
 Net decrease in cash and cash equivalents             (2,931,295)     (875,143)

 Cash and cash equivalents at beginning of period       2,931,295     2,189,942
                                                      -----------   -----------
 Cash and cash equivalents at end of period          $          -  $  1,314,799
                                                      ===========   ===========
 Supplemental non-cash items:
 Deferred taxes recorded as due from parent          $  1,992,412  $          -
                                                      ===========   ===========

 See notes to combined financial statements


 CCN MANAGED CARE, INC. AND AFFILIATES
 NOTES TO COMBINED FINANCIAL STATEMENTS
 SIX MONTHS ENDED JUNE 30, 2001 and 2000
 UNAUDITED


   1. The unaudited financial  statements herein  have been  prepared by  CCN
      Managed Care, Inc. (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission. Footnote disclosures which would substantially duplicate the disclosures contained in the December 31, 2000 audited financial statements have been omitted from these interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. Although the Company believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these interim financial statements be read in conjunction with the December 31, 2000 financial statements and the notes thereto included in this Current Report on Form 8-K/A.

   2. The Company has determined that it operates in only one segment as defined by Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information". Each of the Company's products and services has similar long-term financial performance and similar economic characteristics.

   3. Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. The Company did not have any components of other comprehensive income for the six months ended June 30, 2001 and 2000. Consequently, comprehensive income is equal to net income for these periods.

   4. The Company provides workers' compensation and group health services to the employees of HCA-The Healthcare Company ("HCA") and its subsidiaries and receives fair value for such services. During the six months ended June 30, 2001 and 2000, the Company recognized revenue of $1,854,000 and $1,701,000, respectively, for these services.

   5. The Company had no individual customers which represented 10% or more of revenues during the six months ended June 30, 2001 and 2000.

   6. Weighted average shares outstanding on a diluted basis were the same as on a basic basis for the six months ended June 30, 2001 and 2000. Consequently, diluted net income per share is equal to basic net income per share for the six months ended June 30, 2001 and 2000. All outstanding stock options at June 30, 2001 had an exercise price that was greater than the market price of the underlying stock; as a result, the options are excluded from the calculation of shares outstanding. The conversion of options at June 30, 2000 would have been anti-dilutive as the Company had a net operating loss for the six months ended June 30, 2000.

   7. Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standard No. 133, ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities", as amended. SFAS No. 133 requires that all derivative instruments be recognized as either assets or liabilities in the balance sheet and that derivative instruments be measured at fair value. This statement also requires changes in the fair value of derivatives to be recorded each period in current earnings or comprehensive income depending on the intended use of the derivatives. There was no material effect on the Company's results of operations or financial position as a result of the adoption of SFAS No. 133.

      In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company does not believe that the adoption of SFAS 141 will have a significant impact on its financial statements.

      In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets", which is effective for the Company January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is currently assessing but has not yet determined the impact of SFAS 142 on its financial position and results of operations.

   8. On August 16, 2001, the sale of the Company to First Health Group Corp. ("First Health") was completed for a purchase price of approximately $195 million plus a working capital adjustment of approximately $3 million. The sale was effected pursuant to the terms of a Stock Purchase Agreement ("the Agreement"), dated May 18, 2001 and amended as of August 16, 2001, between First Health, HCA and VH Holdings, Inc.

   9. HCA and its affiliates continue to be the subject of governmental investigations and litigation relating to their business practices. Additionally, HCA is a defendant in several qui tam actions brought by private parties on behalf of the United States of America, some of which have been unsealed and served on HCA. HCA is aware of additional qui tam actions that remain under seal. There could also be other sealed qui tam cases of which it is unaware.

      The Agreement requires HCA to indemnify First Health and its affiliates for any liabilities or damages that may result from these investigations and litigation (including any portion of the investigations and litigation which pertain to the Company). Consequently, management believes these investigations will not have a material adverse effect on the Company's combined results of operations or financial position.

      On June 13, 2001, the Company obtained a complete analysis from legal counsel of a potential sales and use tax liability for certain of its entities. The Company is currently determining the amount of liability that exists, if any, for sales and use taxes. Management does not believe that the liability for sales and use taxes, if any, will be material to the combined financial statements of the Company.

      The Company is also subject to various claims arising in the ordinary course of business and is party to various legal proceedings which constitute litigation incidental to the business of the Company. Management believes that the ultimate resolution of pending claims and legal proceedings will not have a material adverse effect on the Company's combined results of operations or financial position.

 Item 7(b): Pro forma financial information


 The accompanying unaudited pro forma consolidated balance sheet as of June 30, 2001 and unaudited pro forma consolidated statements of operations for the year ended December 31, 2000 and the six-month period ended June 30, 2001 are presented to reflect the acquisition on August 16, 2001 of all of the outstanding shares of capital stock of CCN Managed Care, Inc. ("CCN") and Preferred Works, Inc. ("PW", and together with CCN, the "CCN Companies") from HCA-The Healthcare Company and VH Holdings, Inc.
 (collectively, the "Sellers") by First Health Group Corp. (the "Company")("the Acquisition") for a purchase price of $195 million in cash, subject to a working capital adjustment, which resulted in a total purchase price of $198 million. The Acquisition was effected pursuant to the terms of a Stock Purchase Agreement, dated as of May 18, 2001 (as amended on August 16, 2001), among the Company and the Sellers, which resulted from arms'-length negotiations between the Company and the Sellers. The purchase price was paid from borrowings under the Company's existing revolving credit agreement. The Acquisition was accounted for under the purchase method of accounting. The accompanying unaudited pro forma consolidated financial statements reflect the effects of a preliminary allocation of the purchase price.

 The unaudited pro forma consolidated balance sheet assumes the Acquisition occurred on June 30, 2001. The unaudited pro forma consolidated statements of operations present the Company's historical consolidated statements of operations for the fiscal year ended December 31, 2000 and the six month period ended June 30, 2001, along with the CCN Companies' combined statements of operations for the same periods and have been adjusted to give effect to the Acquisition as if the Acquisition had occurred on January 1, 2000. The Company has reviewed the various CCN Companies and determined that it will hold PW and the Resource Opportunity, Inc. ("ROI") businesses of CCN for sale. The unaudited pro forma consolidated financial information presented herein reflects adjustments for (i) the estimated allocation of purchase price to the fair value of assets acquired, including goodwill and identifiable intangible assets, and liabilities assumed, (ii) the effect of recurring charges related to the Acquisition, primarily the amortization of intangible assets, recording of interest expense on borrowings to finance the Acquisition, the reduction of depreciation expense due to the write-down to fair value of fixed assets, the reduction of amortization expense related to the CCN Companies' preexisting goodwill at the date of acquisition and the elimination of compensation and benefit expenses for certain corporate executives of the CCN Companies who were terminated at or immediately subsequent to the Acquisition and will not be replaced, (iii) the estimated liability for restructuring and integration costs, (iv) the estimated fair value of the acquired businesses held for sale, and (v) the removal of revenues and related cost of services and expenses for acquired businesses that are held for sale.

 The Company has not finalized all aspects of its merger and integration plan for the CCN Companies. The preliminary allocation of the purchase price resulted in approximately $171 million of goodwill. The actual amount of goodwill recorded will vary based upon the final purchase price allocation resulting from the completion of the merger and integration plan, the sale of the acquired businesses that are held for sale, and completion of the valuations of certain intangible assets and fixed assets. Changes in goodwill resulting from these plans and assessments may be material.

 The accompanying unaudited pro forma consolidated financial statements should be read in conjunction with the respective companies' historical consolidated or combined financial statements and notes thereto. The unaudited pro forma consolidated financial statements are presented for informational purposes only and are not necessarily indicative of actual results had the Acquisition occurred as described in the preceding paragraphs, nor do they purport to represent results of future operations of the merged companies.


 FIRST HEALTH GROUP CORP.
 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
 June 30, 2001
 (Dollars in thousands)
 --------------------------------------------------------------------------------------------------------------------------
                                                                CCN Companies
                                                         -------------------------------------                    Pro Forma
                                           FIRST HEALTH              Businesses held  Retained    Purchase         Adjusted
                                            Group Corp.  Historical      For Sale       CCN      Adjustments       Balance
                                                                            (a)                                         (b)
 ASSETS:
 Current Assets:
   Cash and cash equivalents                $  12,089                                                            $   12,089
   Short term investments                       1,963                                                                 1,963
   Accounts receivable, less allowances        68,455    $  17,359     $   4,696    $  12,663   $  (2,000) (c)       79,118
     for doubtful accounts
   Deferred taxes                              16,502        7,419           708        6,711      10,620  (d)       33,833
   Other current assets                        12,007        1,149            62        1,087                        13,094
   Due from parent                                          14,067          (364)      14,431     (14,431) (e)            0
   Net assets of businesses held for sale                                                          15,560  (f)       15,560
                                             --------     --------      --------     --------    --------         ---------
   Total current assets                       111,016       39,994         5,102       34,892       9,749           155,657

 Long-Term Investments:
   Marketable securities                       65,433                                                                65,433
   Other                                       49,870                                                                49,870
                                             --------     --------      --------     --------    --------         ---------
                                              115,303                                                               115,303
 Property and Equipment:
   Land, buildings and improvements            81,449        1,805            47        1,758      (1,516)           81,691
   Computer equipment and software            172,803       27,349           967       26,382     (21,597)          177,588
   Office furniture and equipment              18,877        3,475         1,223        2,252      (2,402)           18,727
                                             --------     --------      --------     --------    --------         ---------
                                              273,129       32,629         2,237       30,392     (25,515)          278,006

   Less accumulated depreciation             (100,483)     (19,226)       (1,503)     (17,723)     17,723          (100,483)
                                             --------     --------      --------     --------    --------         ---------
   Property and equipment, net                172,646       13,403           734       12,669      (7,792) (g)      177,523

 Goodwill                                      88,241       97,001         1,708       95,293      76,023  (h)      259,557

 Intangible Assets                                                                                 43,814  (i)       43,814

 Reinsurance Recoverable                       27,192                                                                27,192

 Other Assets                                   1,928          520            90          430                         2,358
                                             --------     --------      --------     --------    --------         ---------
           TOTAL ASSETS                     $ 516,326    $ 150,918     $   7,634    $ 143,284   $ 121,794        $  781,404
                                             ========     ========      ========     ========    ========         =========


 See notes to unaudited pro forma consolidated financial statements.


 FIRST HEALTH GROUP CORP.
 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (CONTINUED)
 June 30, 2001
 (Dollars in thousands)
 --------------------------------------------------------------------------------------------------------------------------
                                                                CCN Companies
                                                         -------------------------------------                    Pro Forma
                                           FIRST HEALTH              Businesses held  Retained    Purchase         Adjusted
                                            Group Corp.  Historical      For Sale       CCN      Adjustments       Balance
                                                                            (a)                                       (b)
 LIABILITIES & STOCKHOLDERS' EQUITY:

 Current Liabilities:
   Accounts payable                         $  30,242    $   8,049     $   1,313    $   6,736                    $   36,978
   Accrued expenses                            28,185        7,697         1,170        6,527   $  43,113  (j)       77,825
   Deferred revenue                                             90            19           71                            71
   Claims reserves                             12,881                                                                12,881
                                             --------     --------      --------     --------    --------         ---------
   Total current liabilities                   71,308       15,836         2,502       13,334      43,113           127,755

 Non-Current Liabilities:

   Long-term debt                              62,500                                             198,000  (k)      260,500
   Claims reserves - non current               27,192                                                                27,192
   Deferred taxes                              64,922        9,411           239        9,172       1,459  (d)       75,553
   Other non-current liabilities               22,379          492                        492        (492) (l)       22,379
                                             --------     --------      --------     --------    --------         ---------
   Total non-current liabilities              176,993        9,903           239        9,664     198,967           385,624
                                             --------     --------      --------     --------    --------         ---------
   Total liabilities                          248,301       25,739         2,741       22,998     242,080           513,379

 Stockholders' Equity:
   Common stock                                 1,302            1                          1          (1)            1,302
   Additional paid-in capital                 288,169      154,139                    154,139    (154,139)          288,169
   Retained earnings                          583,413      (28,961)        4,893      (33,854)     33,854           583,413
   Accumulated comprehensive loss                (466)                                                                 (466)
   Treasury stock, at cost                   (604,393)                                                             (604,393)
                                             --------     --------      --------     --------    --------         ---------
   Total stockholders' equity                 268,025      125,179         4,893      120,286    (120,286) (m)      268,025
                                             --------     --------      --------     --------    --------         ---------
   TOTAL LIABILITIES & STOCKHOLDERS' EQUITY $ 516,326    $ 150,918     $   7,634    $ 143,284   $ 121,794        $  781,404
                                             ========     ========      ========     ========    ========         =========


 See notes to unaudited pro forma consolidated financial statements.


 FIRST HEALTH GROUP CORP.
 UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
 Year ended December 31, 2000
 (Dollars in thousands, except per share data)

 --------------------------------------------------------------------------------------------------------------------------
                                                                CCN Companies
                                                         -------------------------------------                    Pro Forma
                                           FIRST HEALTH              Businesses held  Retained    Purchase         Adjusted
                                            Group Corp.  Historical      For Sale       CCN      Adjustments       Balance
                                                                            (a)                                       (b)
 Revenues                                   $ 506,741    $ 124,794     $  27,141    $  97,653                    $  604,394


 Operating Expenses:
   Cost of services                           225,783       90,246        28,630       61,616                       287,399
   Selling and marketing                       48,377       15,691                     15,691                        64,068
   General and administrative                  34,201       16,089           685       15,404   $  (1,191) (n)       48,414
   Healthcare benefits                         13,044                                                                13,044
   Depreciation and amortization               38,389       17,017         2,998       14,019      (9,530) (o)       42,878
   Interest income                             (6,639)                                                               (6,639)
   Interest expense                            14,731                                              10,010  (p)       24,741
                                             --------     --------      --------     --------    --------         ---------
                                              367,886      139,043        32,313      106,730        (711)          473,905

 Income (Loss) Before Income Taxes            138,855      (14,249)       (5,172)      (9,077)        711           130,489

 Income Taxes (Benefit)                        56,236       (9,063)       (3,290)      (5,773)        333            50,796  (q)
                                             --------     --------      --------     --------    --------         ---------
 Net Income (Loss)                          $  82,619    $  (5,186)    $  (1,882)   $  (3,304)  $     378        $   79,693
                                             ========     ========      ========     ========    ========         =========

 Net Income Per Common Share                $    0.83                                                            $     0.80
                                             ========                                                             =========
 Weighted Average Common
   Shares - Diluted                            99,740                                                                99,740
                                             ========                                                             =========


 See notes to unaudited pro forma consolidated financial statements.


 FIRST HEALTH GROUP CORP.
 UNAUDITED PRO FORMA CONSOLIDATED  STATEMENT OF OPERATIONS
 Six Months ended June 30, 2001
 (Dollars in thousands, except per share data)

 --------------------------------------------------------------------------------------------------------------------------
                                                                CCN Companies
                                                         -------------------------------------                    Pro Forma
                                           FIRST HEALTH              Businesses held  Retained    Purchase         Adjusted
                                            Group Corp.  Historical      For Sale       CCN      Adjustments       Balance
                                                                            (a)                                       (b)
 Revenues                                   $ 275,933    $  62,353     $  12,583    $  49,770                    $  325,703


 Operating Expenses:
   Cost of services                           120,175       40,758        12,226       28,532                       148,707
   Selling and marketing                       26,177        6,538                      6,538                        32,715
   General and administrative                  16,992        7,412           378        7,034   $    (595) (n)       23,431
   Healthcare benefits                          7,099                                                                 7,099
   Depreciation and amortization               21,887        7,007           241        6,766      (4,521) (o)       24,132
   Interest income                             (3,565)                                                               (3,565)
   Interest expense                             3,590                                               5,005  (p)        8,595
                                             --------     --------      --------     --------    --------         ---------
                                              192,355       61,715        12,845       48,870        (111)          241,114

 Income Before Income Taxes                    83,578          638          (262)         900         111            84,589

 Income Taxes                                  33,849          258          (106)         364          45            34,258  (q)
                                             --------     --------      --------     --------    --------         ---------
 Net Income                                 $  49,729    $     380     $    (156)   $     536   $      66        $   50,331
                                             ========     ========      ========     ========    ========         =========

 Net Income Per Common Share                $    0.49                                                            $     0.49
                                             ========                                                             =========
 Weighted Average Common
   Shares - Diluted                           102,034                                                               102,034
                                             ========                                                             =========


 See notes to unaudited pro forma consolidated financial statements.


 FIRST HEALTH GROUP CORP.
 NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
 YEAR ENDED DECEMBER 31, 2000 AND THE SIX MONTH PERIOD ENDED JUNE 30, 2001 UNAUDITED

 The unaudited pro forma consolidated balance sheet as of June 30, 2001 reflects the adjustments necessary to record the Acquisition as though it had occurred on June 30, 2001.

 The unaudited pro forma consolidated statements of operations for the year ended December 31, 2000 and the six month period ended June 30, 2001 have been prepared assuming the Acquisition had occurred on January 1, 2000, and reflect certain adjustments to the Company's and the CCN Companies' historical consolidated or combined financial statements resulting from the Acquisition.

 The transaction was accounted for as a purchase of the CCN Companies by the Company for financial reporting and accounting purposes. Accordingly, the Company revalued the basis of acquired assets and assumed liabilities to fair value. The purchase price of the CCN Companies was calculated as cash paid, including the working capital adjustment, plus the Company's transaction costs. The difference between the purchase price and the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed is recorded as goodwill, which will not be amortized. The preliminary allocation of the purchase price is subject to completion of the Company's integration and merger plan, sale of the acquired businesses that are held for sale and completion of the valuations for certain intangible assets and fixed assets. Changes to the preliminary purchase price allocation resulting from the finalization of these items may be material. The preliminary allocation of the purchase price to the fair value of assets acquired and liabilities assumed is as follows:

        Purchase price                                    $   195,000
        Working capital adjustment                              3,000
        Transaction costs                                       2,000
                                                           ----------
        Total estimated purchase price                    $   200,000
                                                           ==========
        Purchase price has been allocated as follows:

        Fair value of assets acquired                     $    52,689
        Goodwill                                              171,316
        Intangible assets acquired                             43,814
        Liabilities assumed                                   (26,706)
        Liability for restructuring and integration costs     (41,113)
                                                           ----------
                                                          $   200,000
                                                           ==========

 (a) The Company has reviewed the various businesses to ascertain whether they should be retained or disposed of. After careful review, the Company determined that PW and ROI would be held for sale. The historical combined financial statements of the CCN Companies have been adjusted to eliminate the assets and liabilities and results of operations of PW and ROI. The column "Retained CCN" represents the historical combined financial position and results of operations of the CCN Companies that the Company intends to retain.

 (b)   The "Pro  Forma Adjusted  Balance" column  represents the  sum of  the
 amounts included  in the  following columns:   "First  Health Group  Corp.",
 "Retained CCN", and "Purchase Adjustments".

 THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2001 GIVES EFFECT TO THE FOLLOWING PRO FORMA ADJUSTMENTS:

 (c) Represents the write down of accounts receivable to their estimated net collectible value.

 (d) Includes adjustments to the deferred tax balances for the tax effects of the pro forma adjustments, primarily the write-down to fair value of property and equipment, the recording of identifiable intangible assets related to acquired customer and health care provider contracts, the write-off of pre-acquisition goodwill of the CCN Companies, and the recording of additional accrued expenses relating to the Acquisition (see Note j).

 (e) Represents the elimination of amounts due to CCN's parent and related affiliated companies.

 (f) Represents the estimated fair value of the net assets of PW and ROI that are currently held for sale adjusted for the estimated results of operations from these businesses from the date of acquisition to the estimated date of sale, including an allocation of acquisition debt interest expense related to the Acquisition.

 (g) Represents the write-down of property and equipment to its estimated fair value at the balance sheet date.

 (h) Represents the write-off of goodwill previously recorded by the CCN Companies of $95,293,000 and the recording of $171,316,000 of goodwill resulting from the Acquisition, which will not be amortized.

 (i) Represents the fair value of the identifiable intangible assets acquired in the Acquisition consisting of customer contracts and health care provider contracts, which will be amortized over their estimated useful lives of 15 and 20 years, respectively.

 (j) The Company expects to incur costs of approximately $41,113,000 in connection with the implementation of a formal plan to reduce duplicative operating expenses of the acquired company. The accrual primarily relates to costs associated with combining the operations of the two companies and includes severance benefits and closure costs of duplicative and excess facilities of the CCN Companies. As all portions of the merger and integration plan have not been finalized, the amount recorded is subject to adjustment. In addition, the adjustment includes an accrual of approximately $2,000,000 for transaction costs incurred by the Company relating to the Acquisition.

 (k) Represents borrowings under the Company's revolving credit agreement used to finance the Acquisition.

 (l) Represents the write-off of deferred rent expense of the CCN Companies at the date of Acquisition.

 (m) Represents the elimination of the common stock, additional paid-in capital, and retained earnings of the portion of the CCN Companies the Company intends to retain.


 THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE SIX MONTH PERIOD ENDED JUNE 30, 2001 GIVE EFFECT TO THE FOLLOWING PRO FORMA ADJUSTMENTS:

 (n) Represents the elimination of compensation and benefit expenses for certain corporate executives of the CCN Companies who were terminated at or immediately subsequent to the Acquisition and will not be replaced.

 (o) Represents the following for both the year ended December 31, 2000 and the six-month period ended June 30, 2001: (i) a decrease in goodwill amortization expense related to goodwill on the CCN Companies' balance sheet prior to the Acquisition. Pre-acquisition goodwill is written off at the date of Acquisition and the new goodwill created from the Acquisition will not be amortized, (ii) an increase in intangible asset amortization expense over an estimated useful life of 15 or 20 years, as appropriate and, (iii) a reduction in depreciation expense resulting from the write-down of property and equipment to its fair value and a change in their estimated remaining useful lives to 36 months. The net adjustment is computed as follows:

                                                     2000          2001

      Decrease in goodwill amortization          $(4,536,000)  $(2,268,000)
      Increase in intangible asset amortization    2,864,000     1,432,000
      Reduction in depreciation expense           (7,858,000)   (3,685,000)
                                                  ----------    ----------
      Net adjustment                             $(9,530,000)  $(4,521,000)
                                                  ==========    ==========

 (p) Represents the adjustment to interest expense for the $198 million of borrowings under the Company's existing revolving credit agreement to pay for the Acquisition multiplied by the credit agreement's estimated interest rate of 5.5%, less interest expense allocated to certain acquired businesses held for sale.

 (q) Represents the estimated income tax expense for the consolidated company based upon an effective tax rate of 39% in 2000 and 40.5% in 2001, which includes the impact of the "Retained CCN" company's tax attributes and the impact of the purchase accounting adjustments.